Exhibit 99.1

Rose Rock Midstream Completes Acquisition of Additional

Interest in White Cliffs Pipeline from SemGroup Corporation

Acquisition will provide immediate accretion

Tulsa, OK— December 16, 2013 — Rose Rock Midstream, L.P. (NYSE: RRMS) and SemGroup® Corporation (NYSE: SEMG) announced today that Rose Rock has acquired from SemGroup an additional one-third interest in SemCrude Pipeline, L.L.C., which owns a 51 percent interest in White Cliffs Pipeline L.L.C. for $275 million. Rose Rock now owns a 67 percent interest in SemCrude Pipeline and indirectly owns a 34 percent interest in White Cliffs Pipeline.

White Cliffs Pipeline is a 527-mile common carrier, crude oil pipeline system that originates in Colorado and terminates in Cushing, Oklahoma. It has a current capacity of 76,000 barrels per day and is in the process of an expansion project which will increase total capacity to 150,000 barrels per day. Rose Rock will be responsible for funding its portion of the expansion. This project is expected to be completed mid-2014.

The acquisition will be immediately accretive to Rose Rock’s distributable cash flow on a per unit basis and was funded with approximately:

•	$173.1 million of cash borrowings under Rose Rock’s revolving credit facility;

•	$54.5 million of equity from the issuance of 1.5 million common units to SemGroup; and

•	$45.4 million of equity from the issuance of 1.25 million Class A units to SemGroup. The Class A units will not receive any distributions, but are convertible into common units on a one-for-one basis once White Cliffs Pipeline achieves an average monthly volume of 125,000 barrels per day.

SemGroup gains increased distributions from Rose Rock for the limited partner common units it received as consideration for the transaction. The increased distributions from Rose Rock will support SemGroup’s dividend growth strategy.

SemGroup now owns a 51.6 percent limited partner interest and the two percent general partner interest of Rose Rock.

In connection with the transaction, Rose Rock exercised the accordion on its revolving credit agreement which increased the total borrowing capacity from $385 million to $585 million.

The terms of the acquisition were approved by the Conflicts Committee of the Board of Directors of Rose Rock’s general partner. The Conflicts Committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor. LCT Capital, LLC acted as financial advisor to SemGroup on the transaction.

About Rose Rock Midstream

Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, OK, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

About SemGroup

Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

Rose Rock and SemGroup use their Investor Relations websites and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on both Investor Relations websites at ir.rrmidstream.com and ir.semgroupcorp.com or the Twitter and LinkedIn accounts below.

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Contacts:

Investor Relations:

Alisa Perkins

918-524-8081

investor.relations@semgroupcorp.com

Media:

Kiley Roberson

918-524-8594

kroberson@semgroupcorp.com